USA Mobility, Inc. Investor Conference Call

October 29, 2009

10:00 a.m. Eastern Time

Operating Results for the 3rd Quarter Ended September 30, 2009

Operator: Good morning and welcome to USA Mobility’s Third Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our third quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our most recent Form 10-K, 10-Q and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.
Let me begin by highlighting what we believe represents another solid operating performance for USA Mobility for the third quarter and first nine months of 2009. As we noted in our press release yesterday, we ended the quarter ahead of our goals for cash flow, operating expenses, Average Revenue Per Unit (or ARPU) and Healthcare revenue, while our operating margins remained near all-time highs. In addition, we were true to our goal of returning excess capital to our stockholders. However, despite these positive results, we also continued to experience a high rate of subscriber cancellations during the quarter as unemployment rates remained high throughout the country. In short, notwithstanding our ongoing challenges with managing an ever-shrinking revenue and subscriber base, we continued to generate significant cash flow and operate profitably while providing cost effective and reliable wireless communications services to our customers nationwide.

Tom will discuss our financial results in greater detail shortly, but I want to take a few minutes to comment briefly on our overall operating performance for the quarter and through the first nine months of 2009:

1.	Although we ended the third quarter slightly ahead of our forecast for gross placements, net unit losses remained high as the overall economy continued to struggle. While the number and pace of layoffs announced nationwide during the first half of 2009 began to subside in recent months, there are still few signs that hiring has picked up in our primary customer segments; in fact, the U.S. unemployment rate is still climbing and may continue to rise for some months to come. The net result of low employment levels on the Company has been threefold: (1) it’s affected our ability to generate gross additions from existing accounts; (2) it’s created an extremely price-sensitive sales environment; and (3) it’s stalled completion of many large sales as decisions have been put on hold. While we look for subscriber erosion to slow down as the job market stabilizes over time, our ability to minimize subscriber cancellations has clearly been a major challenge during this period of rising unemployment. That said, however, I would note that it’s also been a testament to the professionalism and dedication of our sales team that they were able to exceed our third quarter gross subscriber addition sales goals in such a difficult environment.

2.	Revenue erosion continued to increase in the third quarter due to the higher level of unit disconnects coupled with a slight decrease in total paging ARPU. Disappointingly, in fact, the pace of revenue erosion has now risen for four quarters in a row and exceeded 21 percent on an annualized basis at September 30th. Although we were able to mitigate the rate of revenue decline to some extent in the third quarter by maintaining paging ARPU at relatively stable levels in most distribution channels, our ability to slow revenue erosion trends going forward will depend heavily on improvement in our gross disconnect rate while remaining focused on ARPU levels. This is clearly a tall task; however, we believe it can be done in time with the help of an improved economy and the continued commitment of our entire workforce.

3.	We achieved a significant reduction in operating expenses during the third quarter, consistent with our long-stated goal to manage a low-cost operating structure. Operating expenses (which exclude depreciation, amortization, and accretion) declined to their lowest level in five years. The principal focus of our cost reduction efforts in the third quarter was payroll expense, which represented approximately 38.6 percent of our total operating expenses. We also made progress in reducing costs in many other expense categories. However, as we’ve stated previously, it will be increasingly difficult for us to reduce expenses at this pace going forward since we already operate the business with a very lean cost structure — that is, with adequate but limited resources.

4.	Our cash flow margins in the third quarter remained near all-time highs, a result of significantly lower operating expenses and relatively stable ARPU. As a percent of revenue, EBITDA (earnings before interest, taxes, deprecation, amortization and accretion) was 37.0 percent, consistent with the record high margin of 37.2 percent we achieved in the second quarter, excluding a one-time litigation settlement expense.

5.	Most importantly for stockholders, we continued to meet our goal of generating sufficient free cash flow during the quarter to return capital to stockholders in the form of cash distributions. We produced $23.6 million in cash from operations in the quarter, and we paid a regular quarterly cash distribution of $0.25 per share on September 10th, representing a return of capital to our stockholders of approximately $5.7 million. Including the third quarter distribution, we have now returned $316.7 million to stockholders since the merger between Arch and Metrocall in late 2004, which created USA Mobility. In addition, our Board of Directors yesterday declared a regular quarterly cash distribution of $0.25 per share. The distribution will be paid on December 10th, 2009, to stockholders of record on November 17th, 2009. We expect this distribution will be paid as a return of capital.

6.	Finally, I would note that we did not buy back any shares of the Company’s common stock during the third quarter under our stock repurchase program. As a result, a total of $21.5 million remains available for purchases under the currently approved plan, which extends through the end of 2009. We may still make additional purchases before year-end depending on market conditions. Since we began the program in August 2008, we have purchased approximately 4.7 million shares for $41.7 million at an average price of $8.79 per share. As part of our overall ongoing strategic planning, the board and management will review our share repurchase program over the next quarter.

Overall, we are pleased with our results for the third quarter and first nine months of 2009, especially in light of the current challenging economic and business environment in which we operate. Despite our recent progress, however, we are prepared for additional economic uncertainty and industry challenges in the months ahead.

Indeed, I want to caution you that one of our most critical challenges going forward will be to keep cash flow margins near current levels as subscriber and revenue trends continue to decline and expense reduction becomes increasingly difficult. More specifically, we expect to see some margin percentage compression beginning in the current quarter and that decline is likely to continue into next year. In short, while we’ve been able to expand our profit margins each year over the past five years it’s highly unlikely that we can continue to sustain those trends in the current environment. Also, in addition to likely margin compression going forward, we expect that each year our core paging business will generate less and less absolute operating cash flow as our business simply gets smaller quarter after quarter and year after year. To be candid, this result was inevitable in an industry that’s undergone an extended period of systemic decline; however, the prospect for lower margins and lower cash flow has now been accelerated due to the impact of the high jobless rate and struggling economy on our subscriber trends.

Nonetheless, as we face these challenges, I want to assure you that we will continue to pursue an aggressive but disciplined operating strategy that focuses on new sales opportunities, customer retention, expense control, consistent pricing, quality service delivery, and a lot of good old-fashioned hard work. At the same time, we will remain ever mindful of the dynamic business and economic environment in which we operate and be prepared to revise our strategic approach as necessary over time.

At this point I’ll ask Tom Schilling, our COO and CFO, to review our third quarter financial results and offer additional comments on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

As Vince noted, we continued to make solid progress during the third quarter. While the subscriber erosion has continued at a high rate, we were pleased with our overall operating results. We continued to reduce operating expenses, APRU remained strong, capital expenses were low, and as a result we were able to maintain a strong level of cash flow despite the eroding revenue base.
As we mentioned last quarter, we believe the increased rate of subscriber cancellations over the past four quarters is principally due to the weak national economy and the increasing rate of unemployment nationwide. Over the next few quarters we’re hopeful economic conditions will moderate somewhat; nonetheless, we think a sluggish economy will persist for some time and thus adversely impact our subscriber and revenue base over the near term. Accordingly, we will continue to manage our operations and cost structure in the context of our current and anticipated market environment.

With respect to the subscriber base, we ended the quarter with 2,297,000 subscribers, a net decrease of 152,000 units. Our quarterly rate of net unit loss increased to 6.2 percent from 6.0 percent in the prior quarter and our annual rate of net unit loss increased to 23.5 percent from 22.9 percent in the second quarter. Again, we do not expect substantial improvement in the pace of net unit losses until such time as the economy begins to stabilize and unemployment rates begin to level off or improve.

Healthcare remained our most stable market segment with the highest rate of gross placements at 3.8 percent and the lowest rate of net unit loss at 2.9 percent. Healthcare contributed 63.4 percent of all gross placements in our direct channel during the quarter, and at September 30th, Healthcare represented 56.1 percent of our direct subscriber base.

Total Paging ARPU was $8.89 in the third quarter, compared to $8.96 in the second quarter and $8.69 in the third quarter of 2008. Total direct ARPU was $9.10, compared to $9.21 in the second quarter, while indirect ARPU increased to $6.74 from $6.60 in the prior quarter. As we’ve noted on previous calls, we continuously look for opportunities to enhance ARPU across all channels and implemented numerous price increases during the first half of 2009. However, we currently do not have any significant price increases scheduled over the remainder of this year.

Paging Revenue in the third quarter was $63.3 million, a decrease of 6.9 percent from $68.0 million in the second quarter. The annual rate of decline was 21.4 percent, compared to 18.5 percent in the prior quarter.

Cellular phone sales were up 26.5 percent in the third quarter as activations increased 19 percent in the quarter. Product Sales declined to $4.4 million from $5.3 million. The decline in product sales reflects lower system sales and lower revenue from lost pager billings resulting from the decline in third quarter subscriber disconnects. Other Revenue declined to $0.9 million from $1.1 million.

Total Revenue was $69.5 million for the third quarter, compared to $75.1 million in the second quarter and $88.4 million in the third quarter of 2008. Revenue declined 21.3 percent on an annual basis in the third quarter compared to 18.4 percent in the second quarter and 16.2 percent in the year-ago quarter.

Turning to Operating Expenses, we made excellent progress in the third quarter, continuing to reduce expenses faster than the rate of revenue erosion. Total Operating Expenses (excluding depreciation, amortization and accretion) were $43.8 million, compared to $51.2 million in the prior quarter and $62.8 million in the third quarter of 2008, a year-over-year decrease of 30.3 percent. In addition, third quarter operating expenses as a percentage of revenue was 63.0 percent, the lowest level in the Company’s history.

Payroll expense, the Company’s largest expense item, decreased 14.4 percent in the third quarter to $16.9 million from $19.7 million in the year-earlier quarter.
Headcount at September 30th was 683, a reduction of 28 full-time-equivalent positions since June 30th. Although reducing headcount has become increasingly difficult, we will continue to adjust staffing levels as necessary to meet our anticipated business and customer service requirements.

Site rent expense was $10.4 million, an increase from $10.2 million in the second quarter. The increase was due to some non-recurring expenses in the third quarter coupled with one-time credits realized during the second quarter. However, we expect to see further reductions in site rent expense going forward as we continue executing our network rationalization plans.

We reported a net credit of $680,000 under “taxes, licenses and permits” due primarily to the resolution of various state and local tax issues and audits for prior periods at amounts lower than the originally estimated liability.  Absent the credit, we would have reported an expense of $1.6 million.

EBITDA for the third quarter was $25.7 million, compared to $24.0 million in the second quarter and $25.5 million in the third quarter of 2008. EBITDA margin was 37.0 percent in the third quarter, the highest level in our five year history. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses totaled $1.8 million, compared to $4.4 million in the second quarter and $6.2 million in the third quarter a year ago. The lower than normal capital expense is primarily due to the timing of our spending on capital expenditures. We do expect fourth quarter capital expense to increase with the delivery of additional pager devices and other projects, and we continue to expect capital expense for the year to be within our guidance range.

Net Income for the third quarter was $9.2 million, or $0.40 per fully diluted share, compared to Net Income of $2.4 million, or $0.09 per fully diluted share, for the third quarter of 2008.

Based on our performance through September 30th, we are maintaining our previously stated financial guidance for 2009. To repeat our earlier guidance, we expect Total Revenue to be between $286 million and $291 million, Operating Expenses (excluding depreciation, amortization and accretion) to range between $194 million and $197 million, and Capital Expenses to range from $16 million to $18 million. I would again remind you that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Before we take your questions, I wanted to comment briefly on our Sales and Marketing activities in the third quarter.

Our primary Sales and Marketing mission continued to focus on our core market segments of Healthcare, Government and Large Enterprise. Together, these core segments represented 85.6 percent of our direct subscriber base at the end of the third quarter, an increase from 84.9 percent in the prior quarter. These core segments also accounted for 79.8 percent of our direct paging revenue, compared to 73.6 percent in the year-earlier quarter.

Our Healthcare segment continued to be a major contributor during the quarter, generating 45.9 percent of total revenue. Through the first nine months of 2009, in fact, we have added 45 hospital accounts totaling more than 15,000 units. This compares to our adding only 7 hospital accounts during all of 2008. We also added important new large accounts in our Government and Large Enterprise segments during the third quarter, even though we operated with significantly smaller sales teams than we’ve had in previous years.

In fact, with a substantially reduced staff going into 2009, our sales reps have had to become even more disciplined and focused than ever before in establishing and maintaining strong “sales funnels,” or pipelines of new sales prospects. This strengthened sales approach not only includes identifying and contacting potential accounts, but constructively communicating with them throughout the sales cycle by presenting solutions to improve their productivity and costs. As a result of this enhanced sales activity, we have developed and maintained a healthy funnel of large potential sales throughout 2009, and the pipeline remained robust as we entered the fourth quarter. In addition, should the economy begin to recover in coming quarters, we believe we are in an excellent position to add accounts in each of our three key market segments.

Finally, to summarize our review of the quarter, I would offer the following observations about our results, trends and strategy going forward:

1.	Paging units continue to decline as customers continue to migrate to mobile telephony and smart phone platforms. The high unemployment rate nationwide is also impacting our gross addition and cancellation rates, and we see these trends continuing at least until the employment rate begins to stabilize. However, as I mentioned, we are encouraged by low churn rates in our Healthcare segment as well as promising sales initiatives in both our Government and Large Enterprise segments.

2.	As a result of our subscriber trends, revenue erosion continued to increase during the quarter, and we expect the rate of decline to remain high unless or until the economy starts to improve.

3.	Operating expenses declined to historically low levels as we continued to match the size of our company to our business opportunities; however, it will become increasingly difficult to reduce expenses at such a high rate going forward.

4.	We expect to see a tightening of our operating margins in coming quarters as a result of our declining revenue base and slower rate of expense reduction. Margin compression is inevitable in the current economic climate, although margins could be positively impacted should we see a job related economic recovery begin sometime next year.

5.	Finally, I would remind you that USA Mobility remains a debt-free, profitable company with significant sales, service, network and tax assets. As such, over the near-term we expect to continue our track record of creating significant free cash flow with our paging business and returning that cash to our stockholders through a combination of cash distributions, and selective share repurchases. Our board and management will also look for additional opportunities to create value and will maintain the same disciplined focus we have exhibited over the past five years since our formational merger in late 2004.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone phone. If you are using a speakerphone, please make sure your mute function is off to allow your signal to reach our equipment. Again, that is star 1 if you have a question.

Our first question comes from John Noell with Barrington.

John Noell: Hi guys, just two housekeeping questions. Can you give me the share count at the quarter end and the transmitter count at the quarter end?

Mr. Schilling: Transmitter count, John, is 7,396 and share count let me. I’ve just got to get my piece of paper in front of me. I’ll give you the right amount, 22.6 million shares.

John Noell: Okay. Thank you.

Operator: Once again to ask a question, that is star 1. At this time there are no more questions, I’d like to turn the call back over to Mr. Kelly for any closing remarks.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our fourth quarter and full-year 2009 results early next year. Thanks again and have a great day!